EXHIBIT 10.4
STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)
THIS AGREEMENT, is made as of this 11th day of October 2010 between IASIS Healthcare Corporation (the “Company”) and John Doyle (the “Participant”).
WHEREAS, the Company has adopted and maintains the IASIS Healthcare Corporation 2004 Stock Option Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services to the Company or its Affiliates and to improve the growth and profitability of the Company;
WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to 62,000 shares of Common Stock of the Company. Sixty percent (60%) of the Option (representing an Option to purchase 37,200 shares) will be a time-based Option (the “Time Vesting Option”) having the terms set forth in this Agreement. Forty percent (40%) of the Option (representing an Option to purchase 24,800 shares) will be a performance-based Option (the “Performance Vesting Option”) having the terms set forth in this Agreement.
2. Grant Date. The Grant Date of Option hereby granted is October 11, 2010.
3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
4. Exercise Price. The exercise price of each share underlying the Option hereby granted is $45.66.
5. Vesting Date.
(a) The Option shall vest and become exercisable as follows:
1.
Time Vesting Option. Except as provided below, twenty percent (20%) of the shares underlying the Time Vesting Option shall vest and become exercisable on each of the first five anniversaries of April 23, 2010, provided that Participant is still employed by the Company on each such anniversary.

2.
Performance Vesting Option. Except as provided below, twenty percent (20%) of the shares underlying the Performance Vesting Option shall vest and become exercisable on each of the first five anniversaries of the Grant Date (each, an “Eligible Vesting Date”) if, on the last day of the Company’s most recent fiscal quarter ending on or prior to such Eligible Vesting Date, the value of a share of the Company’s Common Stock has increased by at least twelve percent (12%) (the “Vesting Hurdle”) over the value of a share of the Company’s Common Stock at the beginning of such twelve-month period, provided the Participant is still employed by the Company on each such Eligible Vesting Date. The value of the Common Stock and whether the Vesting Hurdle has been achieved shall be determined by the Board of Directors of the Company (the “Board”) acting reasonably and in good faith, without discount for minority interest or lack of liquidity, and by taking into account any external valuation of the Company or its Common Stock.

a.
If any portion of the Performance Vesting Option does not vest on the Eligible Vesting Date on which it initially becomes eligible to vest in accordance with the vesting provisions in this sub-section (2) because the Vesting Hurdle was not achieved for the relevant twelve-month period (any such twelve-month period, the “Below-Target Year”), then such portion (the “Catch-Up Tranche”) shall remain outstanding (subject to exceptions as provided in Section 6 below) and shall be eligible to vest pursuant to (i) and (ii) below, provided the Participant is employed by the Company on the last day of the applicable Catch-up Year (as defined below) or date of a Liquidity Event:

i.
If on the last day of either of the next two succeeding twelve-month periods (the “Catch-Up Years”), the value of the Company’s Common Stock increases by twelve percent (12%) compounded annually, over the value of a share of Common Stock at the beginning of the Below-Target Year, then such Catch-Up Tranche will vest as of the last day of the Catch-Up Year, provided the Participant is still employed by the Company on such day.

ii.
If any Liquidity Event results in the Original Holders realizing an MoM equal to or in excess of the MoM Target, then any unvested Performance Vesting Option shall immediately vest and become exercisable as of the date of the Liquidity Event, provided the Participant is still employed by the Company on such date.

iii.
For purposes of the foregoing, “Liquidity Event” shall mean any transaction or series of transactions occurring after the Grant Date that results or resulted in the receipt of cash by the Original Holders for or in respect of any of their shares of capital stock of the Company or any securities into which such shares were converted or exchanged; “MoM” shall mean a number, determined on each Liquidity Event, equal to all cash received directly or indirectly by the Original Holders in connection with the Liquidity Event, plus all cash received on any prior Liquidity Event; the “MoM Target,” for any Liquidity Event occurring on or prior to the fifth anniversary of the Grant Date, shall equal $1,405,975,914 (as may be adjusted for additional capital investments in the future), and for any Liquidity Event on or after the fifth anniversary of the Grant Date, shall equal $1,405,975,914 (as may be adjusted for additional capital investments in the future), increased by an additional fifteen percent (15%) per annum for each portion or full one-year period following the fifth anniversary of the Grant Date, compounded annually; and “Original Holders” shall mean TPG Partners IV, L.P. and the other parties to the operating agreement of IASIS Investment LLC as of the date of the Employment Agreement dated September 30, 2010 (the “Employment Agreement”) and their affiliates.

(c) In the event of a termination of Employment (as the following termination events are defined in the Employment Agreement) on account of the Participant’s death or Disability, by the Company without Cause or by the Participant for Good Reason, (i) the portion of the Time Vesting Option that is scheduled to vest and become exercisable on the next succeeding Vesting Date (if any) following the Date of Termination, shall immediately vest and become exercisable, and any other portion of the Time Vesting Option that is not yet vested and exercisable shall immediately expire and (ii) the Board shall determine the value of a share of Common Stock as of the Date of Termination and to the extent the Vesting Hurdle for that year and a Catch-Up Year, if applicable, has been achieved, that portion of the Performance Vesting Option shall immediately vest and become exercisable, and any other portion of the Performance Vesting Option that is not yet vested and exercisable shall immediately expire.

(d) Notwithstanding anything to the contrary herein, in the event the Participant’s employment is terminated by the Company without Cause within two (2) years after a Change in Control, (i) any portion of the Time-Vesting Option that is not vested and exercisable and that has not expired shall immediately vest and become exercisable as of the date of the Change in Control and (ii) for any portion of the Performance Vesting Option that is not vested and exercisable shall vest or not based on whether the threshold amount of cash realized by the Original Holders as provided in Section 2(a)(ii) of this Agreement, as applicable, and any portion of the Performance Vesting Option that is not yet vested and exercisable shall immediately expire, provided however, in the event the Original Holders receive property other than cash proceeds in connection with such Change in Control, the Performance Option shall remain outstanding and continue to be subject to the terms of this Agreement and the Plan.
For purposes of this Agreement, a “Change in Control” shall mean any transactions or series of related transactions pursuant to which any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (other than TPG Partners IV, LP and the other parties to the operating agreement of IASIS Investment LLC, a Delaware limited liability company, on the date of this Agreement or their respective affiliates) or “group” of Persons (as defined in Section 13(d) of the Exchange Act), (other than a group including and controlled by TPG Partners IV, LP and the other parties to the operating agreement of IASIS Investment LLC, a Delaware limited liability company, on the date of this Agreement or their respective affiliates), in the aggregate, directly or indirectly, acquires beneficially or of record, (i) equity of a Designated Person, as hereinafter defined, possessing the voting power to elect a majority of the Designated Person’s governing body (whether by merger, consolidation, reorganization, combination, sale or transfer of equity, stockholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of a Designated Person’s assets. For purposes of this Agreement, “Designated Person” shall mean IASIS Investment LLC and the Company. Notwithstanding the foregoing, in no event will a Change in Control occur as a result of the initial public offering of the Company’s shares of common stock or any secondary offering to the public.
6. Expiration Date; Net Exercise. Subject to the provisions of the Plan, the Option or any portion thereof which has not become exercisable pursuant to Section 5 of this Agreement (taking into account any acceleration of exercisability as provided therein) shall expire on the earlier of (i) the date the Participant’s Employment is terminated for any reason or (ii) the tenth anniversary of the Grant Date. Subject to the provisions of the Plan, with respect to any Option or any portion thereof which has become exercisable, the Option (or portion thereof) shall expire on the earlier of: (i) one year after the Date of Termination of the Participant’s Employment on account of death or Disability, by the Participant for Good Reason or by the Company without Cause or as a result of the Company’s failure to extend the Term, (ii) the commencement of business on the date the Participant’s Employment is, or is deemed to have been, terminated for Cause; (iii) 90 days after the date the Participant’s Employment is terminated by the Participant without Good Reason or as a result of the non-renewal of the Term by the Participant; or (iv) the tenth anniversary of the Grant Date. During the one-year period described in clause (i) above, the Participant shall be permitted to exercise the Option on a net basis (e.g., by satisfying the exercise price and withholding tax obligations by having withheld a number of Option shares that have a fair market value equal to such obligations).

7. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.
8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
9. Limitation on Transfer. During the lifetime of the Participant, the Option shall be exercisable only by the Participant. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Stockholders’ Agreement.
10. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (United States of America) without regard to the provisions governing conflict of laws.
13. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

IASIS HEALTHCARE CORPORATION
By:	/s/ David R. White
	Name:	David R. White
	Title:	Chief Executive Officer

/s/ John Doyle
John Doyle